--------------------------------------------------------------------------------
CDSC CREDIT ENDORSEMENT
--------------------------------------------------------------------------------

This  Endorsement is made a part of this Contract as of the Contract Date, or if later, the date shown below.  Terms not defined herein have the meaning given to them in the  Contract.  The  section,  "CDSC  Credit,"  below,  is  added to the
Contract at the end of the "Contract Value and Expense Provisions."

CDSC CREDIT

CDSC CREDIT:  SBL will add a CDSC Credit to your Contract  Value at the time the first  Purchase  Payment  is applied  to your  Contract.  The amount of the CDSC
Credit  is  determined  at the  time the  first  Purchase  Payment  is made as a percentage of the first Purchase Payment. The CDSC Credit amount is a percentage of the first Purchase Payment  determined as follows.  The percentage  amount of any  contingent  deferred  sales  charge or  withdrawal  charge  imposed upon an annuity  contract,  which was  surrendered  in whole or in part to purchase this
Contract, less 5%.

For example,  if a withdrawal  charge of 7% was imposed upon the surrender of an annuity  contract to purchase  this  Contract,  the CDSC Credit  would be 2% (7%
withdrawal  charge less 5%).  The CDSC  Credit in an amount  equal to 2% of your first purchase payment would then be applied to your Contract Value.

The CDSC  Credit  will be  applied  at the time the first  Purchase  Payment  is effective.  The CDSC Credit  will be  allocated  among the  Accounts in the same proportion as the first Purchase Payment. This CDSC Credit is in addition to any
Credit Enhancement  applied to the Contract pursuant to the purchase of a Credit
Enhancement Rider.

NO CHARGE:  There is no charge for the CDSC Credit Endorsement.

FREE LOOK: In the event that the Owner exercises the Free Look right,  SBL shall refund such amount as the Contract  provides,  but in no event shall such amount include the value of any CDSC Credit applied to Contract Value.

WITHDRAWAL  CHARGES: In the event of a full or partial withdrawal (not including the  exercise  of the Free  Look  right),  the CDSC  Credit  is  subject  to any applicable Withdrawal Charges under the Contract.

VESTING: The CDSC Credit will vest completely at the expiration of the Free Look period under the  Contract.  Notwithstanding  the  foregoing,  in the event of a withdrawal (not including the exercise of the Free Look right),  the CDSC Credit is subject to any applicable Withdrawal Charges.

ALTERNATIVE  WITHDRAWAL  CHARGE  RIDER:  This  endorsement  is not  available in connection with a Contract issued with an Alternate Withdrawal Charge Rider.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA
-----------------------------
Roger K. Viola
Secretary

Endorsement Start Date
(If Other Than Contract Date)

V6085 (12-02)